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NEWS RELEASE

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                                               CONTACT:     Hugh Aiken
                                                            Kevin McDermed
                                                            913-367-2121
                                                            NYSE: FDY

                            ATCHISON CASTING REPORTS
               ACCOUNTING ERRORS AT PENNSYLVANIA FOUNDRY GROUP

      Atchison, Kansas - November 2, 2000 - "Following the appointment in September of a new chief financial officer at Pennsylvania Foundry Group, a unit of Atchison Casting Corporation, it has been determined that some asset accounts on the books of the Pennsylvania unit are overstated, and some liabilities are understated," said Hugh Aiken, CEO. "We believe that the problem is limited to the Pennsylvania Foundry Group. The audit committee of the Board of Directors is conducting a formal investigation of the amounts and timing of the errors. The investigators are also attempting to determine whether theft was involved, and whether the overstatements were deliberate or accidental," Aiken added.

      "Upon completion of the investigation, we will report the results to shareholders. It may be necessary to restate earnings for prior years," Aiken added. "As a result, the Company does not expect to release financial statements for the fiscal quarter ended September 30, 2000 until the amounts and periods have been quantified and any necessary restatements have been made."

      Atchison Casting Corporation produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

      This press release contains forward-looking statements that involve risks and uncertainties. The amounts and timing of the accounting errors referred to above are not yet known, nor is the amount, if any, that may be recoverable from insurance or other parties.